SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is made and entered into by and between Richard Cribbs (the “Employee”) and Transport Management Services, LLC (the “Company”) (the employee and the Company being sometimes collectively referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Employee’s employment with the Company and any member of the Company Group will end as of the Separation Date set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein the Parties agree as follows:

1. Separation. The Parties agree that Employee’s employment with the Company and any member of the Company Group will end effective as of the close of business on September 15, 2020 (the “Separation Date”). Until the Separation Date, the Parties agree that Employee shall continue to perform those job duties as directed by the Company or any member of the Company Group on an as-needed, when-requested basis. Accordingly, except for payment of: (a) Employee’s regular pay and benefits during the period leading up to the Separation Date, and (b) the Separation Pay, Additional Separation Pay, COBRA Premium Pay, Severance Benefits described herein, as applicable, Employee shall not be entitled to any other or future compensation (whether cash, equity, or otherwise), pay or benefits from any member of the Company Group after the Separation Date unless future consulting services or Employee’s time is utilized in accordance with Section 5(h) of this Separation Agreement are requested by any member of the Company Group.

2. Separation Pay.

(a)   Separation Pay. In consideration of this Agreement, the Company agrees to pay Employee a minimum of One Hundred Sixty-seven Thousand Five Hundred dollars ($167,500.00) representing six (6) months’ gross wages (the “Separation Pay”). The Company will pay the Separation Pay to Employee in thirteen (13) bi-weekly installment payments of Twelve Thousand Eight Hundred Eighty-Four & 62/100 ($12,884.62) each (the “Bi-Weekly Payments”), consistent with the Company’s regular payroll intervals; provided the Bi-Weekly Payment shall not become due and payable until the Company’s regular payroll date that occurs at least seven (7) days after the General Release becomes effective and period for revocation has expired (such bi-weekly installment period being collectively referred to as the “Separation Pay Period”). Payment of the Separation Pay (and any Additional Separation Pay) shall be subject to applicable withholdings and other ordinary and customary payroll taxes.

(b)   Acceptance of Permitted Employment Prior to Expiration of Separation Pay Period. Subject to Section 6 below, at all times following the Effective Date of this Agreement and continuing through the expiration of the Separation Pay Period, the Parties agree that Employee shall be expected to actively pursue other employment opportunities consistent with Employee’s professional experience and/or skillset and paying an annualized base compensation of at least $167,500 (a “New Position”). If Employee accepts a New Position at any time prior to expiration of the Separation Pay Period, the Company shall nonetheless be obligated to pay Employee the entirety of the Separation Pay regardless of Employee’s acceptance of New Position. Notwithstanding the foregoing or anything contained herein to the contrary, Employee shall not be permitted to begin employment with a Competitive Business until the expiration of the Non-Compete Term.

(c)   Option for Additional Separation Pay after the Separation Pay Period. If, after good faith efforts to secure employment, Employee has not accepted a New Position prior to expiration of the Separation Pay Period, the Company agrees to pay Employee additional compensation representing up to a cumulative of Two Hundred Fifty-Eight Thousand Dollars ($258,000.00) (the “Additional Separation Pay”). The Company will pay the Additional Separation Pay to Employee in bi-weekly installment payments of Nine Thousand Nine Hundred Twenty-Three & 08/100 Dollars ($9,923.08) each (the “Additional Bi-Weekly Payments”). If activated, the Additional Separation Pay will be limited to a maximum of twenty-six (26) Additional Bi-Weekly Payments which will be paid consistent with the Company’s regular payroll intervals commencing on the first regular pay period following expiration of the Separation Pay Period and continuing thereafter until such time as Employee accepts a New Position (the “Additional Pay Period”) at which time the Company’s obligation to pay Additional Separation Pay will terminate. In addition to the other payment contingencies set forth herein (including, without limitation, those set forth in Sections 4, 5 and 6), any and all Additional Separation Pay is expressly contingent upon Employee making good faith efforts to secure other employment both during the Separation Pay Period and during any Additional Pay Period. If Employee fails to undertake such efforts during the Separation Pay Period or during any Additional Pay Period, the Company will not pay Employee any Additional Separation Pay, and any Additional Separation Pay already paid to Employee will be returned by Employee to the Company. For purposes of this Agreement, it is understood and agreed that a good faith attempt by Employee to secure other employment but failure to do so will not be deemed a failure by Employee to make good faith efforts to secure the same. For the avoidance of doubt, the Company’s Additional Separation Pay obligations under this Agreement shall automatically terminate in the event of Employee’s death or disability as of the date of any such occurrence, however the Company’s Separation Pay and Severance Benefits obligations under this Agreement shall remain in effect if such obligations have not already been provided to Employee prior to the Employee’s death or disability.

(d)   Notice of New Employment. Employee shall notify the Company in writing immediately upon Employee’s acceptance of any New Position, providing both the name of the employer and the agreed upon start date, and the Company’s obligation to make any further Additional Separation Pay shall cease concurrent with Employee’s new start date.

3. Severance Benefits

(a)   Group Health Insurance COBRA Premium Pay. The Company also agrees to pay Employee’s group health insurance COBRA premiums (the “COBRA Pay”) for a period not to exceed eighteen (18) months of premium pay (such 18-month payment period being collectively referred to as the “COBRA Pay Period”). If Employee accepts a New Position at any time prior to expiration of the COBRA Pay Period, the Company’s obligation to continue making Employee’s monthly COBRA premium payments shall cease when Employee becomes eligible for health insurance coverage with Employee’s new employer, regardless of whether Employee enrolls for such coverage.

(b)   Severance Benefits. In further consideration of this Agreement, the Company agrees to pay Employee the amount of One Hundred Forty-Four Thousand Dollars ($144,000.00) (the “Severance Benefits”). The Company will pay the Severance Benefits to Employee in thirteen (13) bi-weekly installment payments of Eleven Thousand, Seventy Six & 92/100 ($11,076.92) each (the “Additional Bi-Weekly Payments”), consistent with the Company’s regular payroll intervals during the Separation Pay Period; provided the Additional Bi-Weekly Payments shall not become due and payable until the Company’s regular payroll date that occurs at least seven (7) days after the General Release becomes effective and period for revocation has expired. Payment of the Severance Benefits shall be subject to applicable withholdings and other ordinary and customary payroll taxes.

4. Separation Payment Conditions. As a condition to the receipt of any and all Separation Pay, Additional Separation Pay, COBRA Pay, Severance Benefits, and any other payments or benefits described in this Agreement, in addition to any other conditions set forth herein, Employee shall:

(a)     execute and comply with the terms of a general release of all claims (the “General Release”) against the Company Group and their affiliates and representatives, in the form attached hereto as Exhibit B, as updated by the Company for any change in laws. The General Release must be signed, and the period provided therein for revocation must have expired, not later than sixty days from the Separation Date. Notwithstanding anything to the contrary contained herein, no separation payments or other benefits or payments required under this Agreement shall be paid until the General Release is signed and the revocation period has expired, and any amounts that would otherwise have been paid prior to such date shall be paid within a reasonable time after such date, without interest; and

(b)     fully perform and comply with all of Employee’s obligations hereunder, including, without limitation, Employee’s obligations under Section 6. In the event Employee breaches any of Employee’s obligations hereunder (including, without limitation, Employee’s obligations under Section 6), then, in addition to any other remedies to which the Company Group may be entitled as a result of such breach, the Company Group shall be immediately and automatically released from any obligation to make any further Separation Pay, Additional Separation Pay, Severance Benefits or COBRA Pay and, upon notice from the Company, Employee shall be required to reimburse the Company Group for any and all after-tax Separation Pay, Additional Separation Pay and Severance Benefits made to Employee by the Company or any member of the Company Group within thirty days from the Company’s notice to Employee of such breach.

5.     Employee Representations. As an inducement for the Company to enter into this Agreement, Employee hereby represents, warrants and covenants as follows:

(a)	Employee has carefully read and fully understands all of the provisions of this Agreement;

(b)     Is through this Agreement, releasing each member of the Company Group and each such member’s officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all claims Employee may have against any member of the Company Group or such individuals, including those under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621, et seq.), except as specified herein;

(c)     Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(d)     Employee knowingly and voluntarily intends to be legally bound by the terms set forth in this Agreement;

(e)     Employee agrees not to disclose the terms of this Agreement to anyone except Employee’s attorney, financial and other professional advisors, the IRS or other taxing authorities, or Employee’s immediate family (spouse, children, siblings, parents) (collectively; “Representatives”), or as required by law, or in response to any inquiry from any judicial, governmental, regulatory, or self-regulatory agency or organization. To the extent Employee discloses the terms of this Agreement to any permitted Representative, Employee agrees to advise them that they must not disclose the terms of this Agreement. Employee agrees to be responsible for any breach of this Agreement by his Representatives and agrees to take any and all action necessary to enforce compliance with the terms of this Agreement by his Representatives.

(f)     Within three (3) days following execution of this Agreement or on the actual Separation Date, whichever occurs last, Employee shall return to the Company all items of Company Group property which the Employee may still have in Employee’s possession, custody or control, including without any limitation whatsoever: all identification cards, credit cards, customer and vendor files or any other Company Group files, records, materials or information produced by, for or relating to the Company Group, its business, Employee’s job duties or functions, or any customer or vendor; all keys (in any form) to any Company Group office building, employee office, filing cabinet, desk or other key; all cell phones, pagers or other electronic devices or items of tangible personal property; all computer software; the Microsoft Surface laptop or other computer previously issued to Employee by any member of the Company Group, together with any and all passwords and/or passcodes to any of the items described above. The Company will pay Employee Two Thousand Dollars ($2,000) to assist in Employee’s purchase of a replacement laptop computer and will allow Employee to keep the remaining associated computer hardware (i.e. docking station, desk monitors (2), speakers, cabling and input devices).

(g)     Further, Employee represents and warrants to the Company Group as follows: (1) the financial information of any member of the Company Group that Employee is responsible for (if any) does not contain any untrue statement of a fact or omit a statement of fact making the information misleading; (2) no events have occurred since the end of the most recent reporting period and up through the date of this Agreement that would require adjustment to the financial information of any member for the Company Group that Employee is responsible for (if any); (3) during Employee’s employment by any member of the Company Group, the Parent’s Ethics Hotline was made available to Employee and to Employee’s department, and during such time, Employee did not have any complaints or concerns (nor were any brought directly to Employee’s attention) regarding ethics or policy violations, or of fraud or the suspicion of fraud, involving management that have not been properly reported to a member of the Company Group; and (4) if an event of fraud or a suspicion of fraud, whether or not material, that involved management or other employees of any member of the Company Group occurred during Employee’s employment within five (5) years prior to the Separation Date, Employee has disclosed said event or suspicion to the Internal Audit Department of Parent or otherwise properly reported the matter in writing to a member of the Company Group unless said event or suspicion was known by Employee to have been previously disclosed to the Internal Audit Department of Parent or otherwise properly reported in writing to a member of the Company Group by another Person.

(h)     Employee agrees that he will reasonably cooperate with any member of the Company Group and their counsel in any legal action or other claim against any member of the Company Group and any legal action or other claim made by any member of the Company Group about which he may have particular knowledge or in which he may be a witness. Such cooperation includes meeting with representatives and counsel of any member of the Company Group to disclose facts; preparing with counsel of any member of the Company Group for depositions, trials, hearings or other proceedings; attending depositions, trials, hearings or other proceedings to provide truthful testimony; and providing other assistance to any member of the Company Group and their counsel in any legal action or claim as may, in the judgment of counsel of any member of the Company Group, be necessary. The Company agrees to reimburse Employee for reasonable expenses incurred in the course of complying with this obligation of cooperation, and after the Company’s obligation to pay Separation Pay and Additional Separation Pay has expired, if Employee is requested and/or required to devote more than 10 hours in a given month in the course of complying with this obligation of cooperation, the Company agrees to compensate Employee for reasonable expenses incurred and for time devoted in excess of 10 hours per month at a reasonable hourly rate to be agreed upon by the parties.

6. Restrictive Covenants. Employee acknowledges and agrees that during the course of Employee’s employment with the Company or any member of the Company Group, Employee has had access to confidential information which, if disclosed, would assist in competition against the Company Group, and that Employee has generated goodwill for the Company Group during the course of Employee’s employment. Therefore, Employee hereby acknowledges and agrees that the following restrictive covenants (i) are necessary to protect the goodwill, confidential information, and other legitimate interests of the Company Group, (ii) are reasonable and necessary to induce the Company to enter into this Agreement, and (iii) are of a scope that is reasonably tailored, and not broader than necessary, to protect the legitimate business interests of the Company Group, and do not prevent or preclude Employee from earning a suitable livelihood. Employee hereby agrees to abide by the following restrictive covenants:

(a)     Non-Competition. Until the Separation Date, during the remainder of the month in which the Separation Date occurs and for three (3) full calendar months immediately after the month in which the Separation Date occurs (collectively the “Non-Compete Term”), Employee shall not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his name or any similar name to, lend his credit or render services or advice to, any Competitive Business anywhere in North America, provided, however, that nothing herein will be deemed to prevent Employee from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any entity that derives more than fifty percent (50%) of its gross revenues from the conduct of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as Employee is not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; and provided further, however, that nothing herein will be deemed to prevent Employee from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business or any entity involved in a Competitive Business.

(b)     Customers and Employees: Non-Solicitation and Non-Interference. Until the Separation Date, during the remainder of the month in which the Separation Date occurs and for twelve (12) full calendar months immediately after the month in which the Separation Date occurs (collectively the “Non-Solicitation Term”), Employee shall not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i) whether on Employee’s own behalf or on behalf of another Person, provide or solicit to provide any Competitive Services to any Person that: (x) was at any time in the twelve (12) months prior to the Separation Date a customer, shipper, carrier or other client of any member of the Company Group; or (y) to Employee’s knowledge, was at any time in the twelve (12) months prior to the Separation Date or the solicitation of Competitive Services, a customer, shipper, carrier or other client of any member of the Company Group;

(ii) whether on Employee’s own behalf or on behalf of another Person, solicit to employ, or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who: (x) was at any time in the twelve (12) months prior to the Separation Date an employee, independent contractor, or agent of or otherwise engaged with any member of the Company Group; or (y) to Employee’s knowledge, was at any time in the twelve (12) months prior to the solicitation, employment, or engagement of such Person an employee, independent contractor, or agent of or otherwise engaged with any member of the Company Group; or

(iii) at any time interfere with any member of the Company Group’s relationship with any Person that: (x) was at any time in the twelve (12) months prior to the Separation Date an employee, contractor, supplier, agent, customer, shipper, carrier or other client of any member of the Company Group; or (y) to Employee’s knowledge, was at any time in the twelve (12) months prior to the interference an employee, contractor, supplier, agent, customer, shipper, carrier or other client of any member of the Company Group; including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship.

(c)     Non-Disclosure. Until the Separation Date and at all times after the Separation Date (continuing indefinitely), Employee will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i) divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other Person(s), or misuse in any way, any confidential information, documents, materials or trade secrets pertaining to any member of the Company Group, except as required or compelled by law; or

(ii) divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other Person(s), or misuse in any way, any information, documentation, files, or other materials (written or verbal) arising out of or related to any Company Group employee, contractor, customer, shipper, vendor or supplier, except as required or compelled by law, regardless of whether such information, documents or materials are treated as confidential by any member of the Company Group.

(d)     Mutual Non-Disparagement. Employee agrees not to do or say anything which would portray any member of the Company Group or any of their respective stockholders, directors, officers, employees, agents, products or services in a negative light or poor manner, except as may be required in legal or statutory proceedings. Likewise, Company agrees that its directors and officers will not do or say anything which would portray Employee in a negative light or poor manner, except as may be required in legal or statutory proceedings. This provision shall become null and void five (5) years after the Separation Date, except as to any matters that occurred prior to the Separation Date. Any matters that occurred prior to the Separation Date will always be protected by this provision.

(e)     Reformation; Severability; Injunctive Relief. Employee expressly acknowledges and agrees that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of the Company Group. However, if any covenant set forth in this Agreement (including, without limitation, this Section 6) is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement (including, without limitation, this Section 6) shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states, and each political subdivision thereof, within North America. Employee further acknowledges that any violation of this Agreement (including, without limitation, this Section 6) will result in irreparable injury to the Company Group, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company Group for such a violation. Accordingly, Employee agrees that if Employee violates the provisions of this Agreement (including, without limitation, this Section 6), any member of the Company Group, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, but only with proof of actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to the Company Group, at law and equity.

(f)     Certain Defined Terms. For purposes of this Agreement, the following defined terms shall have the meanings set forth below:

(i)     “Competitive Business” means any business conducted by any member of the Company Group as of the date of Employee’s termination (including any business where strategic plans were in place as of the date of Employee’s termination for any member of the Company Group to engage in such business).

(ii)     “Competitive Services” means those services provided in the furtherance of a Competitive Business.

(iii)     “Company Group” means the Company, Covenant Logistics Group, Inc., formerly Covenant Transportation Group, Inc. (“Parent”), successors thereto, and any subsidiary or affiliate of the Company or Parent and including any equity method investments of any of the foregoing (collectively, the “Company Group”).

(iv)     “Person” means any individual, person, business, enterprise or legal entity.

7. No Admission. It is understood and agreed that by tendering this Agreement to Employee, by offering to enter into it, or by entering into it, the Company has not admitted and is not admitting that it has violated any law or breached any duty owing to Employee by the Company or any member of the Company Group.

8. No Effect on COBRA Rights. The parties further agree that nothing in this Agreement shall be construed to waive or affect in any way any rights which Employee may have under the Consolidated Omnibus Budget Reconciliation Act of 1989 (COBRA) to continue at Employee’s own expense any coverage which Employee may have and which Employee may be entitled to continue under the Company's group health insurance program.

9. NDA and Other Matters. This Agreement represents the entire and sole agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings, representations or agreements whether written or oral. Notwithstanding the foregoing, the Parties acknowledge that Employee has previously entered that certain Confidentiality, Non-Disclosure and Restrictive Covenants Agreement dated June 26, 2011 (the “NDA”), and the Parties expressly intend for such NDA to remain in full force and effect in accordance with the terms of said NDA . However, in the event of a conflict between the terms set forth herein and those set forth in Employee’s NDA, the terms set forth herein shall control. This Agreement cannot be modified, changed or amended, except for in writing signed by the Parties. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be. This Agreement shall be interpreted and governed by the laws of the State of Tennessee without regard to any conflict of laws rules or provisions of such state, and the Parties agree that any controversy or dispute in any way relating to or arising out of this Agreement shall: (a) first, be promptly submitted to private resolution between the parties (with or without their respective legal counsel being present as the parties may decide), and if such private meeting is unsuccessful within ten (10) days after an invitation to meet has been delivered by one party to the other, then (b) be promptly submitted to non-binding mediation conducted by a mutually agreeable certified mediator in Hamilton County, Tennessee, and if no satisfactory resolution is obtained at the conclusion of the mediation which must occur within twenty (20) days after the private resolution meeting ends, then (c) thereafter be resolved exclusively in the courts located in Hamilton County, Tennessee, and the prevailing party (as determined by the court) shall be entitled to all reasonable attorneys’ fees incurred on behalf of that party in association with the underlying controversy or dispute. The foregoing multi-step resolution process shall not apply with respect to any claims or disputes arising out of alleged violations of Employee’s obligations under Section 6) or Employee’s NDA and the matter may proceed directly to court under sub-item (c) above.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING SEPARATION AGREEMENT, FULLY UNDERSTAND IT, AND ARE FREELY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT, INTENDING TO BE LEGALLY BOUND BY THE SAME.

IN WITNESS WHEREOF, the parties have executed and delivered, or have caused to be executed and delivered by their duly authorized representatives, this Separation Agreement on the date set forth next to each party's name.

EMPLOYEE:                              TRANSPORT MANAGEMENT SERVICES, INC.

/s/ Richard B. Cribbs	By: /s/ Joey B. Hogan President
(Signature)	Title

Actual Date Execution: August 20, 2020          Actual Date of Execution: August 20, 2020

The “Effective Date” of this Agreement shall be the close of business on August 28, 2020 which is the 8th day after Employee’s actual execution of this Agreement.

EXHIBIT B – GENERAL RELEASE

In exchange for the payments and benefits described in the Separation Agreement to which this General Release is attached (the “Agreement”), Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company, Parent, each affiliate or subsidiary of the Company or the Parent, and its and their successors and assigns, parents, subsidiaries and affiliates, including any equity method investments of any of the foregoing, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his or her employment or other relationships with the Company, Parent, or its or their subsidiaries or affiliates, including any equity method investments of any of the foregoing, or his or her separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Employee’s rights under the Agreement; (ii) Employee’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Employee’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, (iv) Employee’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim, or (v) Employee’s rights under any written contracts between the Employee or his or her affiliated entities and any member of the Company Group. This General Release does not (i) limit Employee's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Employee’s right to receive an award for information provided to any Government Agencies.

Employee acknowledges that the non-disparagement and confidentiality provisions contained in the Agreement infringe on Employee’s rights described in this release, and Employee agrees that he or she is aware of and has consented to such infringement.

Employee acknowledges that he or she is waiving and releasing any rights he or she may have under the ADEA and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of the Agreement. Employee acknowledges that the consideration given for the Agreement is in addition to anything of value to which he was already entitled. Employee further acknowledges that he or she has been advised by this writing that:

(a)     He or she should consult with an attorney of his/her choice prior to executing the Agreement and this General Release;

(b)     He or she has at least twenty-one (21) days within which to consider the Agreement and if he/she has not availed himself/herself of that full time period that he/she has failed to do so knowingly and voluntarily;

(c)     He or she has seven (7) days following his or her execution of the Agreement to revoke the Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

(d)     This Agreement will not be effective until the eighth day after Employee executes and does not revoke the Agreement (the “Effective Date”); and

(e)     Nothing in the Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. Any revocation must be in writing and electronically delivered to the Company’s then VP of Human Resources with confirmed receipt or hand delivered to the Company by close of business on or before the seventh day from the date that Employee signs the Agreement. In the event that Employee exercises his or her right of revocation, neither Employee nor any member of the Company, Parent, or its or their subsidiaries or affiliates, including any equity method investments of any of the foregoing, will have any further rights or obligations under the Agreement.

It is the desire and intent of the parties that the provisions of this release be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this release is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this release; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this release, to the extent the benefits conferred upon the parties by virtue of this release remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provision in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Employee represents and warrants that he or she has no present knowledge of any injury, illness or disease to him or her that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached. Intending to be legally bound, I have signed this General Release as of the date written below.

Employee Signature: /s/ Richard B. Cribbs

Date Signed: August 20, 2020

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